Pricing Supplement No. H Dated: January 11, 2008 (To prospectus dated August 22, 2005 and prospectus supplement dated August 22, 2005)	Filed Pursuant to Rule 424(b)(2) File No. 333-126757
Protective Life Insurance Company Sponsor and Depositor Secured Medium-Term Notes Issued Through Protective Life Secured Trust 2008-C

        The description in this pricing supplement of the particular terms of the Secured Medium-Term Notes offered hereby and the Funding Agreement sold by Protective Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1.     The Notes

Principal Amount:    $250,000,000.

Price to Public:    100%.

Net Proceeds to the Trust:    $249,750,000.

Dealers' Discount:    0.10%.

Original Issue Date:    January 18, 2008.

Stated Maturity Date:    January 18, 2011.

Specified Currency:    U.S. Dollars.

Interest Payment Dates:    The 18th Day of each January, April, July, and October.

Initial Interest Payment Date:    April 18, 2008.

Regular Record Dates:    Each date, whether or not a business day, that is fifteen calendar days immediately preceding an interest payment date.

Type of Interest Rate:    [    ] Fixed Rate [X] Floating Rate

  Fixed Rate Notes:

    Interest Rate:

  Floating Rate Notes:

    Initial Interest Rate:    The Interest rate as of the Original Issue Date, determined on January 16, 2008, the second London business day preceding the Original Issue Date.

    Initial Interest Reset Date:    April 18, 2008.

    Base Rate:

[ ] CD Rate	[ ] Commercial Paper Rate
[ ] Constant Maturity Treasury Rate	[ ] Federal Funds Rate
[X] LIBOR	[ ] Treasury Rate
[ ] Prime Rate	[ ] Other (See Attached)
If LIBOR: [ ] LIBOR Reuters Page [X] LIBOR Telerate Page
Designated LIBOR Currency: U.S. Dollars.
If Constant Maturity Treasury Rate:
Designated CMT Telerate Page: [ ] 7051 [ ] 7052
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

      Interest Reset Dates:    The 18th day of each January, April, July, and October.

      Interest Rate Determination Dates:    Two London business days prior to each Interest Reset Date.

      Index Maturity:    3 Month.

      Spread (+/-):    +0.50%.

      Spread Multiplier:    Not applicable.

      Maximum Interest Rate:    [    ] Yes         %    [X] No

      Minimum Interest Rate:    [    ] Yes         %    [X] No

      Inverse Floating Rate Note [    ] Yes [X] No
                      Fixed Interest Rate:    Not applicable.

      Floating Rate/Fixed Rate Note [    ] Yes    [X] No
                      Fixed Interest Rate:    Not applicable.
                      Fixed Rate Commencement Date:    Not applicable.

Calculation Agent:    The Bank of New York.

Exchange Rate Agent:    Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Amortizing Note:    [    ] Yes (See Attached)    [X] No

Optional Redemption: [ ] Yes [X] No
Optional Redemption Dates: Initial Redemption Percentage: Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Optional Repayment: [ ] Yes [X] No
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Discount Note: [ ] Yes [X] No
Total Amount of Discount:
Yield to Maturity:

Sinking Fund (not applicable unless specified): Not applicable.

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified): Not applicable.

Securities Exchange Listing:    [X] No    [    ] Yes, Name of Exchange:

Authorized Denominations:    $1,000

CUSIP:    74367FAR9

Form of trust:    [X] Delaware statutory trust    [    ] Delaware common law trust

Trust Expiration Date:    January 18, 2012

Rating of Notes:    S&P:    AA    Moody's: Aa3

Dealer(s) Purchasing Notes as Principal:    [    ] Yes    [X] No

  If yes:

Dealer(s)	Principal Amount

Total:

Dealer(s) Acting as Agent:    [X] Yes    [    ] No

  If yes:

Dealer(s)	Principal Amount
Banc of America Securities LLC	$250,000,000

Total:	$250,000,000

2.     The Funding Agreement

Funding Agreement Issuer:    Protective Life Insurance Company.

Funding Agreement No.:    GA 1952.

Deposit Amount:    $250,000,015.

Effective Date:    January 18, 2008.

Stated Maturity Date:    January 18, 2011.

Specified Currency:    U.S. Dollars.

Interest Payment Dates:    The 18th Day of each January, April, July, and October.

Initial Interest Payment Date:    April 18, 2008.

Type of Interest Rate:    [    ] Fixed Rate    [X] Floating Rate

  For Fixed Rate Funding Agreements:

    Interest Rate:

  For Floating Rate Funding Agreements:

    Initial Interest Rate:    The Interest Rate as of the Effective Date, determined on January 16, 2008, the second London business day preceding the Effective Date.

    Initial Interest Reset Date:    April 18, 2008.

    Base Rate:

[ ] CD Rate	[ ] Commercial Paper Rate
[ ] Constant Maturity Treasury Rate	[ ] Federal Funds Rate
[X] LIBOR	[ ] Treasury Rate
[ ] Prime Rate	[ ] Other (See Attached)
If LIBOR: [ ] LIBOR Reuters Page [X] LIBOR Telerate Page
Designated LIBOR Currency: U.S. Dollars.
If Constant Maturity Treasury Rate:
Designated CMT Telerate Page: [ ] 7051 [ ] 7052
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

    Interest Reset Dates:    The 18th day of each January, April, July, and October.

    Interest Rate Determination Date:    Two London business days prior to each Interest Reset Date.

    Index Maturity:    3 Month.

    Spread (+/-):    +0.50%.

    Spread Multiplier:    Not applicable.

    Maximum Interest Rate:    [    ] Yes         %    [X] No

    Minimum Interest Rate:    [    ] Yes         %    [X] No

    Inverse Floating Rate Funding Agreement [    ] Yes [X] No
                    Fixed Interest Rate:    Not applicable.

    Floating Rate/Fixed Rate Funding Agreement [    ] Yes    [X] No
                    Fixed Interest Rate:    Not applicable.
                    Fixed Rate Commencement Date:    Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Amortizing Funding Agreement:    [    ] Yes (See Attached)    [X] No

Early Redemption: [ ] Yes [X] No
Early Redemption Dates: Initial Redemption Percentage: Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Discount Funding Agreement: [ ] Yes [X] No
Total Amount of Discount: Yield to Maturity:

Additional Amounts to be Paid For Withholding Tax (not applicable unless specified): Not applicable.

Rating of the Funding Agreement:    S&P:    AA    Moody's: Aa3

Additional Terms:    None

Special Tax Considerations:
For purposes of this Pricing Supplement and the application of the disclosure set forth in the Prospectus Supplement, dated August 22, 2005 (the "Prospectus Supplement"), under the heading "Material Federal U.S. Income Tax Considerations", we have assumed that each beneficial owner of Secured Medium Term Notes issued through Protective Life Secured Trust 2008-C will at all times be a U.S. Holder as defined in the Prospectus Supplement.

3.     Other Information

        Rating of Program:    S&P AA    Moody's Aa3

        Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA    Moody's Aa3